Citicorp North America, Inc.
750 Washington Boulevard, 8th Floor
Stamford, CT 06901

October 31, 2008

Ferro Corporation
1000 Lakeside Avenue
Cleveland, OH 44114

Ferro Finance Corporation
1000 Lakeside Avenue, Suite A
Cleveland, OH 44114

Re: Amendment No. 3 to Second Amended and Restated Receivables Purchase Agreement

Ladies and Gentlemen:

We refer to that certain Second Amended and Restated Receivables Purchase Agreement, dated as of April 1, 2008 (as amended, modified, supplemented or restated from time to time, the “Receivables Agreement”), among Ferro Finance Corporation (the “Seller”), as the Seller, CAFCO, LLC (the “Investor”), as the Investor, Citicorp North America, Inc. (the “Agent”), as the Agent, Citibank, N.A., as a Bank, Ferro Color & Glass Corporation and Ferro Pfanstiehl Laboratories, Inc., as Originators, and Ferro Corporation (“Ferro”), as the Collection Agent and an Originator. Terms not otherwise defined herein shall have the meanings set forth in the Receivables Agreement.

On the date hereof (the “MPU 43 Release Effective Date”) and pursuant to the terms and conditions set forth herein, the Seller hereby requests (i) an amendment to the Receivables Agreement as set forth herein and (ii) that the Investor release and reconvey to the Seller that portion of each Receivable Interest sold to the Investor pursuant to the Receivables Agreement representing Receivables and the Related Security with respect thereto existing as of such date to the extent constituting Acquired Assets as defined in that certain Asset Purchase Agreement dated as of September 29, 2008, by and between Ferro and Novolyte Technologies LP (“Buyer”), which Receivables are further identified as belonging to MPU 43 within company code 2010 (such portions of the Receivable Interests to be released and reconveyed, collectively, the “Released Receivable Interests”; such Receivables, the “MPU 43 Receivables”). The MPU 43 Receivables are identified on Exhibit A attached hereto.

Amendments

1. The definition of “Originator Receivable” in Section 1.01 of the Receivables Agreement is hereby amended and restated to read in its entirety as follows:

“Originator Receivable” means the indebtedness of any Obligor resulting from the provision or sale of merchandise, insurance or services by an Originator under a Contract, and includes the right to payment of any interest or finance charges and other obligations of such Obligor with respect thereto; provided, however, that from and after the MPU 43 Release Effective Date, “Originator Receivable” shall not include any MPU 43 Receivables.

2. Section 1.01 of the Receivables Agreement is hereby amended by adding the following new definitions in the proper alphabetical order:

“MPU 43 Receivables” means Receivables existing as of the MPU 43 Release Effective Date constituting Acquired Assets as defined in that certain Asset Purchase Agreement dated as of September 29, 2008 by and between Ferro and Novolyte Technologies LP, which are further identified as belonging to MPU 43 within company code 2010.

“MPU 43 Release Effective Date” means the date on which the Released Receivable Interests (as defined in Amendment No. 3 to this Agreement) are released and reconveyed to the Seller as provided in Amendment No. 3 to this Agreement.

Release of Receivables

1. On the MPU 43 Release Effective Date, the Seller may deem all MPU 43 Receivables then owned by it to be excluded from the Originator Receivables (and therefore from Receivables and Pool Receivables, as defined in the Receivables Agreement) for all purposes.

2. Effective upon the MPU 43 Release Effective Date, the Agent and the Investor hereby (i) release and reconvey to the Seller all Released Receivable Interests previously sold by the Seller and outstanding as of the MPU 43 Release Effective Date, all without recourse to or representation or warranty of any kind by the Agent or the Investor, other than a representation by the Agent that the Released Receivable Interests are free and clear of any Adverse Claims created by the Agent or the Investor or as a result of a claim against the Agent or the Investor, and (ii) release, as of the MPU 43 Release Effective Date, any and all security interests, liens or other encumbrances the Agent or the Investor may have in or to the Pool Receivables which are MPU 43 Receivables and the Related Security with respect thereto.

3. On the MPU 43 Release Effective Date, upon receipt by the Agent of (a) this letter agreement executed by each of you and the Investor and (b) a conforming letter agreement with respect to the Originator Purchase Agreement, the Agent will deliver or release to the Seller, as the case may be, UCC-3 partial releases with respect to the Released Receivable Interests, the MPU 43 Receivables and the Related Security with respect thereto. Ferro or its designee is authorized to file or cause to be filed such UCC-3 partial releases following such delivery or release.

4. The Collection Agent agrees that immediately following the MPU 43 Release Effective Date, it will notify, and/or will arrange for any buyer of any portion of the MPU 43 Receivables to notify, all Obligors with respect to MPU 43 Receivables to remit all payments in respect thereof to such accounts or addresses other than Lock-Box Accounts as directed by Ferro or the Buyer.

Miscellaneous

1. Except as herein expressly amended, the Receivables Agreement is ratified and confirmed in all respects and shall remain in full force and effect in accordance with its terms. All references to the Receivables Agreement in the Receivables Agreement, the Originator Purchase Agreement, the Purchase Agreement and the other Transaction Documents shall mean the Receivables Agreement as amended by this letter agreement and as hereafter amended, restated, supplemented or modified.

2. The Seller and Ferro each represent and warrant that this letter agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation. The Seller and the Collection Agent each represent and warrant that after giving effect to this letter agreement, the MPU 43 Release Effectiveness Date and any associated reduction of Capital, no Event of Termination or Incipient Event of Termination will occur.

3. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

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CITICORP NORTH AMERICA, INC.,

as Agent

By: /s/ Junette M. Earl
Name: Junette M. Earl
Title: Vice President

AGREED AND ACKNOWLEDGED AS OF
THE DATE FIRST WRITTEN ABOVE:

CAFCO, LLC

By: /s/ Junette M. Earl

Name: Junette M. Earl
Title:	Vice President

FERRO FINANCE CORPORATION

By: /s/ Karen L. Larsen

Name: Karen L. Larsen
Title:	Assistant Treasurer

FERRO CORPORATION

By: /s/ Peter T. Thomas

Name: Peter T. Thomas
Title:	Vice President, Organic Specialties

Exhibit A

MPU 43 Receivables

See attached.

SOLICITORS, 003554, 000059, 102626844.1, Amend No 3 to A&R RPA (Execution w/ Conformed Sigs)